United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 29, 2003

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor • Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2914
(Registrant’s telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation that was contained in The Boeing Company’s press release of third quarter 2003 financial results, dated October 29, 2003.  The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continues to focus on minimizing risk and preserving value with prudently structured transactions and portfolio management.  BCC results are summarized in Table 7 below.

Table 7. Boeing Capital Corporation Operating Results
(Millions)	3rd Quarter		%	Nine Months		%
	2003	2002	Change	2003	2002	Change

Revenues	$344	$236	46%	$914	$718	27%
Pre-Tax Income/(Loss) (1)	$108	$(93)	N.M	$67	$46	46%

(1) Includes financing-related interest expense of $110 million and $108 million for 3Q03 and 3Q02, respectively.  Year-to-date financing-related interest expense totaled $332 million for 2003 and $297 million for 2002.

During the quarter, revenues and pre-tax income increased to $344 million and $108 million, respectively, primarily as a result of portfolio growth during the second half of 2002.  BCC third-quarter revenues and income also reflect the sale of certain financing assets, which resulted in a $45 million gain in the period.  This gain was partially offset by non-cash charges totaling $34 million, primarily to revalue selected operating lease assets.  In the third quarter of 2002, comparable results included pre-tax charges of $149 million to strengthen reserves and revalue certain investments.

BCC’s customer-financing portfolio grew modestly in the quarter to $12.2 billion, up from $12.0 billion at the end of the second quarter and $11.5 billion in the third quarter of 2002.  The increase reflected new business volume totaling $0.6 billion offset by $0.4 billion of asset run-off and depreciation.  The allowance for losses on finance lease and note receivables at quarter-end was 4.6 percent compared to 5.2 percent at the end of the second quarter.

At quarter-end, approximately 78 percent of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), unchanged from the end of the second quarter.  During the quarter, BCC agreed to restructure the terms of its loans and leases with United Airlines.  BCC does not expect the revised terms will have a material adverse effect on earnings, cash flow or financial position.  Leverage, as measured by the ratio of debt-to-equity, declined during the quarter from 5.3-to-1 to 5.2-to-1.  Consistent with customer-financing portfolio growth, BCC’s debt grew modestly with a debt balance of $9.5 billion at the end of the third quarter 2003, compared with $9.2 billion at the end of the second quarter of 2003.

Item 7. Other Events

                The following exhibit is furnished as a part of this report:

                Exhibit No. 99 Press Release

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Item 12.  Results of Operations and Financial Condition

           On October 29, 2003, Boeing publicly announced by means of a press release its third quarter 2003 financial results, some of which relate to Boeing Capital Corporation.  The full text of Boeing’s press release is being furnished pursuant to Item 12 of Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

By
/s/ Steven W. Vogeding
Steven W. Vogeding
October 29, 2003	Vice President and Chief Financial Officer

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